PRESS RELEASE

SILVER DRAGON PROVIDES UPDATE ON PRODUCTION AT ERBAHUO

BEIJING, February 15, 2012 (PRIME NEWSWIRE) -- Silver Dragon Resources Inc. (OTCBB:SDRG) wishes to provide an update regarding production at its Erbahuo silver mine, located in Wengniute county, Inner Mongolia, China. The Erbahuo mine is 70% owned by Silver Dragon through its subsidiary Chifeng Silver Dragon Resources & Technologies, Ltd. (“Chifeng Silver”) and is currently being operated by Chifeng Silver’s partner Guangxi Hongteng Mining, Ltd. (“GHM”) as part of a five-year arrangement (see press release of March 23, 2011).

To date, GHM has mined and stockpiled 15,000 tonnes of ore for processing. Processing was suspended due to cold weather, delays in explosives permits and delays in construction of the crushing and leaching facility at the site. GHM completed construction of a new explosives magazine, crushing plant and heap-leaching pool at the Erbahuo site in November, 2011, and is currently testing the leaching system. Processing of ore is expected to commence in the second quarter, 2012, once indoor temperatures are warmer than 10 degrees Celsius, using a proprietary cyanide-free leaching technology. GHM expects to mine 30,000 tonnes of ore in its first year of operation, yielding approximately 100,000 ounces of silver (assuming a 90% recovery rate).

About the Erbahuo Silver Mine

The Erbahuo silver mine covers an area of 1.2 square kilometers. It is located 120 kilometers northwest of the city of Chifeng, which is 450 kilometers northeast of Beijing, China, and comprises the Erbahuo mining district, part of the prolific silver belt on the structural join where the north edge of the North China platform meets with the south edge of the Hercynian fold belt of the Great Xingan Mountains. The deposit is a shear zone-hosted and strata bound volcanogenic hydrothermal system of parallel trending and dipping mineralization, containing pyrolusite, psilomelane, limonite, pyrite, galena, sphalerite, chalcopyrite, and other silver related mineralization. Silver is concentrated within manganese oxides. Erbahuo used to be considered a silver manganese mine within a fracture zone. In recent years, however, the features of strata bound silver deposits have been discovered, suggesting the potential for significant further resources in sulfides containing silver, copper, molybdenum, and other metals.

A National Instrument (NI) 43-101 technical report on this property was completed in July 2007 and updated in 2010 by Micromine Consulting, a resource sector consulting company headquartered in Perth, Australia.

A feasibility study for the Erbahuo polymetallic project was completed in early 2009 by Beijing Tenstar Technology Ltd. of Beijing, China (see press release of April 7, 2009).

PRESS RELEASE (continued)

About Chifeng Silver Dragon Resources & Technologies, Ltd.

Chifeng Silver Dragon Resources & Technologies, Ltd. (“Chifeng Silver”), is a Sino-American joint venture between Silver Dragon Resources Inc. and Huaguan Industrial Corp. (“HIC”), a Chinese state-owned entity. Chifeng Silver holds the mining rights and license issued by the Department of Land & Resources, Inner Mongolia for the Erbahuo silver mine. The license includes mineable ore types of silver, gold, and lead. The business license, issued to Chifeng Silver by the local industrial and commercial administration, expands Chifeng Silver’s business scope to include silver mining and sales of mineral products (see press release of August 2, 2010).

About Silver Dragon Resources Inc.

Silver Dragon Resources Inc. is a mining and metals company focused on the exploration, acquisition, development and operation of silver mines in proven silver districts globally. Silver Dragon's objective is to acquire silver mining assets that contain promising exploration targets, have highly leveraged, out-of-the-money silver deposits, and/or are producing properties with significant untapped exploration potential. It is management's objective to grow Silver Dragon into a significant silver producer by developing its six Sino-Top properties in China (particularly Dadi and Laopandao), and its Erbahuo Silver mine (via its Chifeng Silver Dragon subsidiary), also in China. For more information, please visit the Company's website at: www.silverdragonresources.com (now available in Chinese).

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: The statements contained herein which are not historical are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements, including, but not limited to: production delays, weather conditions, general economic conditions and financial markets, fluctuations in the market price of Silver Dragon Resources’ stock, changes in market prices of silver and other metals, technological and operational risks, and other risks set out in the Company's most recent Form 10-K available at www.sec.gov/edgar.shtml.

Contact
Silver Dragon Resources Inc.
Marc Hazout, President or Alessandro Motta, Investor Relations
(416) 223-8500 or Toll Free: 1-866-512- SDRG (7374)
Email: info@silverdragonresources.com